Exhibit 10.35

Summary of Director Compensation
Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to its outside directors who are not employees of the Company or any subsidiary of the Company. Directors that are also employees of the Company receive no additional compensation for their service as a director.
Initial Election to the Board of Directors
Upon initial election to the MEMC Board of Directors, all outside directors are awarded non-qualified stock options for 25,000 shares of MEMC common stock. These options will have a strike price equal to the market value at date of grant and vest ratably over four years.
Annual Compensation
Restricted Stock Units (RSUs)
Annually (as of the date of the Annual Stockholder Meeting for that year), each person whose term on the Board of Directors extends for an additional year or who is expected to be nominated for re-election at such Annual Meeting of Stockholders, shall be awarded restricted stock units (RSUs) for shares of MEMC common stock having a value of approximately $185,000 on the date of grant (based on the closing price of MEMC common stock on the date of grant). Each RSU shall represent the right to receive one share of MEMC common stock. The actual number of RSUs to be awarded shall be determined in increments of 100 RSUs such that the value of the MEMC common stock underlying the RSUs is as close to $185,000 as possible.
The RSUs shall vest 100% on the first anniversary of the date of grant.
Cash Compensation
The directors shall receive the following cash compensation:
An annual retainer of $50,000.
An additional retainer of $50,000 for the Chairman of the Board.
An additional retainer of $40,000 for the Chairman of the Audit Committee and an additional retainer of $10,000 for each other member of the Audit Committee.
An additional retainer of $20,000 for the Chairman of the Compensation Committee and an additional retainer of $5,000 for each other member of the Compensation Committee.
An additional retainer of $5,000 for the Chairman of the Nominating and Corporate Governance Committee.
An additional fee of $1,000 for each Board and Committee meeting attended.
Reimbursable Expenses
All reasonable out-of-pocket expenses incurred by a director for attending Board or Committee meetings will be reimbursed by the Company.